Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS IMPROVED SECOND QUARTER 2012 RESULTS FROM PRIOR YEAR

North American region drives strong year-over-year profit improvement

PERRYSBURG, Ohio (July 25, 2012) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the second quarter ending June 30, 2012.

Highlights

•      Earnings: O-I reported second quarter 2012 earnings from continuing operations attributable to the Company of $0.81 per share (diluted), compared to $0.42 per share (diluted) for the same period of the prior year. Adjusted net earnings (non-GAAP) were $0.81 per share, compared to $0.59 per share in the second quarter of 2011.

•      North American region delivers strong performance: The Company’s North American region delivered strong year-over-year improvement and drove higher global segment operating profit.

•      Lower adjusted earnings expected in third quarter: Lower expected European sales and production levels, as well as unfavorable foreign currency exchange rate trends in most regions, will likely drive the Company’s adjusted earnings below the prior year in the third quarter.

•      Free cash flow outlook remains solid: The Company is committed to generating higher levels of cash and now expects at least $250 million of free cash flow in 2012, compared to $220 million in 2011.

Second quarter net sales were $1.766 billion in 2012, down from $1.959 billion in the prior year second quarter, primarily due to unfavorable foreign currency translation. Higher pricing in the second quarter was offset by sales volumes that were lower than the prior year quarter.

Net earnings from continuing operations attributable to the Company in the second quarter of 2012 were $134 million, or $0.81 per share (diluted), compared with net earnings from continuing operations in the second quarter of the prior year of $71 million, or $0.42 per share (diluted). Adjusted net earnings (non-GAAP) also were $134 million, or $0.81 per share (diluted), in the second quarter of 2012 as there were no items management considers not representative of ongoing operations. These results compared with second quarter 2011 adjusted net earnings of $98 million, or $0.59 per share (diluted). A description of items in 2011 that management considers not representative of ongoing operations are listed in Note 1.

Commenting on the Company’s second quarter, Chairman and Chief Executive Officer Al Stroucken said, “Earnings improved significantly from the prior year second quarter due to a strong operating performance and positive results from our pricing strategy. Our North American region led the profit improvement this quarter as it successfully eliminated the manufacturing and supply chain inefficiencies experienced in 2011 and re-established itself as a high performing region.”

Operational Highlights

O-I reported second quarter 2012 segment operating profit of $266 million, up from $224 million in the second quarter of 2011. Strong manufacturing and supply chain performance, as well as cost-cutting initiatives, benefited second quarter 2012 earnings by $49 million from the prior year second quarter. Further, higher sales prices offset the impact of cost inflation and lower global shipments, which were down approximately six percent (in tonnes) from the prior year second quarter. This decrease was largely driven by lower wine bottle sales in southern Europe, where challenging economic conditions continue to impact shipment levels. To balance capacity with lower demand in Europe, the Company implemented production curtailment measures in the second quarter. Further, global segment profit was impacted by $23 million of unfavorable foreign currency translation in the second quarter of 2012.

Corporate costs were $14 million higher in the second quarter of 2012, primarily due to lower machine and equipment sales than in the prior year quarter and higher incentive compensation costs.

Financial highlights

The Company reported total debt of $4.019 billion and cash of $336 million at June 30, 2012. Net debt was $3.683 billion, a decrease of $148 million from the first quarter of 2012 and $397 million lower than the second quarter of 2011. The decrease in net debt from the first quarter of 2012 was primarily due to approximately $92 million of favorable impact from foreign currency translation, as well as $49 million of free cash flow. O-I’s leverage ratio was 2.8 times net debt to EBITDA at the end of the second quarter, a decrease from 3.2 times at the prior year second quarter. Available liquidity under the Company’s global revolving credit facility was $807 million as of June 30, 2012.

Asbestos-related cash payments during the second quarter and first six months of 2012 were $28 million and $58 million, respectively, compared to $35 million and $68 million in the same periods of the prior year.

Business outlook

Commenting on the Company’s business outlook, Stroucken said, “Year-over-year operating performance in Asia Pacific should improve in the third quarter, and profitability is expected to remain strong in the Americas. However, we expect continued challenging market conditions in Europe. We have taken actions to balance our production with lower demand in Europe, and this will likely lead to lower third quarter 2012 adjusted earnings on a year-over-year basis. In addition, unfavorable foreign currency exchange rate trends also will impact year-over-year adjusted earnings for the remainder of the year. To maximize our financial flexibility during this period of macroeconomic uncertainty, we have reduced our capital spending plan for the remainder of the year. We now expect at least $250 million of free cash flow in 2012.”

Note 1:

The table below describes the items that management considers not representative of ongoing operations.

$ Millions, except per-share amounts

	Three months ended June 30
	2012		2011
	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$134	$0.81	$71	$0.42
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for note repurchase premiums and write-off of finance fees			24	0.15
Charges for restructuring			3	0.02
Adjusted Net Earnings	$134	$0.81	$98	$0.59

$ Millions, except per-share amounts

	Six months ended June 30
	2012		2011
	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$256	$1.54	$154	$0.92
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for note repurchase premiums and write-off of finance fees			24	0.15
Charges for restructuring			8	0.05
Adjusted Net Earnings	$256	$1.54	$186	$1.12

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Company profile

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. With revenues of $7.4 billion in 2011, the Company is headquartered in Perrysburg, Ohio, USA, and employs more than 24,000 people at 81 plants in 21 countries. O-I delivers safe, effective and sustainable glass packaging solutions to a growing global marketplace. For more information, visit www.o-i.com.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by continuing operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses this non-GAAP information principally for internal reporting, forecasting and budgeting. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward looking statements

This news release contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real and Australian dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to the economic conditions in Europe and Australia, the expropriation of the Company’s operations in Venezuela, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, including natural gas prices, (8) transportation costs, (9) the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10) consolidation among competitors and customers, (11) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to

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environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, (14) the Company’s ability to further develop its sales, marketing and product development capabilities, (15) the Company’s success in implementing necessary restructuring plans and the impact of such restructuring plans on the carrying value of recorded goodwill, (16) the Company’s ability to successfully navigate the structural changes in Australia, and (17) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, and events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this news release.

Conference call scheduled for July 26, 2012

O-I CEO Al Stroucken and CFO Steve Bramlage will conduct a conference call to discuss the Company’s latest results on Thursday, July 26, 2012, at 8:30 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m., Eastern Time, on July 26. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for 90 days following the call.

Contacts:                                             O-I, Erin Crandall, 567-336-2355 — Investor Relations

O-I, Stephanie Johnston, 567-336-7199 — Corporate Communications

Copies of O-I news releases are available on the O-I website at www.o-i.com.

O-I’s third quarter 2012 earnings conference call is currently scheduled for Thursday, October 25, 2012, at 8:30 a.m., Eastern Time.

# # #

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OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2012	2011 (a)	2012	2011 (a)

Net sales	$1,766	$1,959	$3,505	$3,678
Manufacturing, shipping and delivery expense	(1,390)	(1,604)	(2,751)	(2,980)

Gross profit	376	355	754	698

Selling and administrative expense	(139)	(146)	(279)	(288)
Research, development and engineering expense	(17)	(18)	(32)	(34)
Interest expense (b)	(62)	(100)	(126)	(176)
Interest income	2	3	5	6
Equity earnings	18	19	31	33
Royalties and net technical assistance	5	3	9	8
Other income	4	2	6	4
Other expense (c)	(8)	(8)	(19)	(26)

Earnings from continuing operations before income taxes	179	110	349	225

Provision for income taxes	(41)	(32)	(85)	(60)

Earnings from continuing operations	138	78	264	165

Gain (loss) from discontinued operations	(1)	2	(2)	1

Net earnings	137	80	262	166

Net earnings attributable to noncontrolling interests	(4)	(7)	(8)	(11)

Net earnings attributable to the Company	$133	$73	$254	$155

Amounts attributable to the Company:
Earnings from continuing operations	$134	$71	$256	$154
Gain (loss) from discontinued operations	(1)	2	(2)	1
Net earnings	$133	$73	$254	$155

Basic earnings per share:
Earnings from continuing operations	$0.82	$0.43	$1.56	$0.93
Gain (loss) from discontinued operations	(0.01)	0.01	(0.02)	0.01
Net earnings	$0.81	$0.44	$1.54	$0.94

Weighted average shares outstanding (000s)	164,799	163,633	164,520	163,494

Diluted earnings per share:
Earnings from continuing operations	$0.81	$0.42	$1.54	$0.92
Gain (loss) from discontinued operations	(0.01)	0.01	(0.02)	0.01
Net earnings	$0.80	$0.43	$1.52	$0.93

Diluted average shares (000s)	165,930	166,271	166,062	166,193

(a)

Amounts for the six months ended June 30, 2011 reflect the retrospective application of the change in inventory method. The effect of this change is an increase in net earnings of $10 million, or $0.06 per diluted share. There is no effect of this change on the three months ended June 30, 2011.

(b)

Amount for the three and six months ended June 30, 2011 includes charges of $25 million ($24 million after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity. The aftertax effect of this charge is a reduction in earnings per share of $0.15.

(c)

Amount for the three months ended June 30, 2011 includes charges of $4 million ($3 million after tax amount attributable to the Company) for restructuring. The effect of this charge is a reduction in earnings per share of $0.02.

Amount for the six months ended June 30, 2011 includes charges of $12 million ($8 million after tax amount attributable to the Company) for restructuring. The effect of this charge is a reduction in earnings per share of $0.05.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	June 30, 2012	Dec. 31, 2011 (a)	June 30, 2011 (a)
Assets
Current assets:
Cash and cash equivalents	$336	$400	$260
Receivables, less allowances for losses and discounts	1,173	1,158	1,322
Inventories	1,223	1,061	1,114
Prepaid expenses	115	124	104

Total current assets	2,847	2,743	2,800

Investments and other assets:
Equity investments	292	315	330
Repair parts inventories	149	155	156
Pension assets	115	116	63
Deposits, receivables and other assets	687	687	711
Goodwill	2,023	2,082	2,957

Total other assets	3,266	3,355	4,217

Property, plant and equipment, at cost	6,777	6,899	7,416
Less accumulated depreciation	4,056	4,022	4,240

Net property, plant and equipment	2,721	2,877	3,176

Total assets	$8,834	$8,975	$10,193

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$452	$406	$371
Current portion of asbestos-related liabilities	165	165	170
Accounts payable	909	1,038	985
Other liabilities	588	636	666

Total current liabilities	2,114	2,245	2,192

Long-term debt	3,567	3,627	3,969
Deferred taxes	204	212	234
Pension benefits	817	871	564
Nonpension postretirement benefits	266	269	259
Other liabilities	374	404	398
Asbestos-related liabilities	248	306	238
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	2	2	2
Capital in excess of par value	3,000	2,991	2,986
Treasury stock, at cost	(402)	(405)	(410)
Retained earnings (loss)	(125)	(379)	276
Accumulated other comprehensive loss	(1,373)	(1,321)	(672)

Total share owners’ equity of the Company	1,102	888	2,182
Noncontrolling interests	142	153	157

Total share owners’ equity	1,244	1,041	2,339

Total liabilities and share owners’ equity	$8,834	$8,975	$10,193

(a)

Amounts for December 31, 2011 and June 30, 2011 reflect the retrospective application of the change in inventory method. The effect of this change is an increase to Inventories and Retained earnings of $49 million for both periods.

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net earnings	$137	$80	$262	$166
(Gain) loss from discontinued operations	1	(2)	2	(1)
Non-cash charges:
Depreciation	94	107	191	208
Amortization of intangibles and other deferred items	8	4	16	9
Amortization of finance fees and debt discount	8	8	16	16
Pension expense	22	21	44	44
Restructuring		4		12
Other	21	6	31	17
Pension contributions	(22)	(15)	(39)	(27)
Asbestos-related payments	(28)	(35)	(58)	(68)
Cash paid for restructuring activities	(10)	(9)	(40)	(13)
Other changes in non-current assets and liabilities	(26)	(22)	(39)	(52)
Change in components of working capital	(105)	30	(380)	(219)
Cash provided by continuing operating activities	100	177	6	92
Cash provided by (utilized in) discontinued operating activities	(1)	2	(2)	2
Total cash provided by operating activities	99	179	4	94
Cash flows from investing activities:
Additions to property, plant and equipment	(51)	(80)	(124)	(153)
Acquisitions, net of cash acquired		(153)	(5)	(147)
Net cash proceeds related to sale of assets and other	9		20
Proceeds from collection of minority partner loan	9		9
Cash utilized in investing activities	(33)	(233)	(100)	(300)
Cash flows from financing activities:
Additions to long-term debt		1,446	119	1,451
Repayments of long-term debt	(66)	(1,634)	(128)	(1,644)
Increase in short-term loans	51	93	31	61
Net receipts (payments) for hedging activity	19	3	27	(9)
Payment of finance fees		(18)		(18)
Dividends paid to noncontrolling interests	(23)	(13)	(23)	(31)
Issuance of common stock and other	1		1	2
Cash provided by (utilized in) financing activities	(18)	(123)	27	(188)
Effect of exchange rate fluctuations on cash	(11)	7	5	14
Increase (decrease) in cash	37	(170)	(64)	(380)
Cash at beginning of period	299	430	400	640
Cash at end of period	$336	$260	$336	$260

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2012	2011 (a)	2012	2011 (a)
Net sales:

Europe	$731	$887	$1,436	$1,585
North America	516	506	998	969
South America	282	302	559	571
Asia Pacific	230	246	487	508

Reportable segment totals	1,759	1,941	3,480	3,633

Other	7	18	25	45

Net sales	$1,766	$1,959	$3,505	$3,678

Segment Operating Profit (b):

Europe	$107	$112	$215	$188
North America	96	50	174	113
South America	47	53	85	98
Asia Pacific	16	9	52	33

Reportable segment totals	266	224	526	432

Items excluded from Segment Operating Profit:
Retained corporate costs and other	(27)	(13)	(56)	(25)
Restructuring		(4)		(12)

Interest income	2	3	5	6
Interest expense	(62)	(100)	(126)	(176)
Earnings from continuing operations before income taxes	$179	$110	$349	$225

(a)

Amounts for the three months and six months ended June 30, 2011 reflect the retrospective application of the change in inventory method and in the allocation of pension costs to the Company’s segments. The effect of these changes for the three months ended June 30, 2011 is a decrease in Segment Operating Profit of $1 million and an increase in Retained corporate and other of $1 million. The effect of these changes for the six months ended June 30, 2011 is an increase in Segment Operating Profit of $8 million and an increase in Retained corporate costs and other of $2 million.

The following notes relate to Segment Operating Profit:

(b)

Segment Operating Profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on Segment Operating Profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to Segment Operating Profit is earnings from continuing operations before income taxes. The Company presents Segment Operating Profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to earnings from continuing operations before income taxes is included in the tables above.